For additional information contact:

Paul B. Lazovick
Director of Investor Relations
609-896-7615

FOR IMMEDIATE RELEASE



IMO SELLS ANALYTICAL INSTRUMENTS DIVISION


LAWRENCEVILLE, NJ, January 6, 1995 - Imo Industries Inc. (NYSE-IMD) announced today that it has sold its Baird Analytical Instruments
Division to Thermo Instrument Systems Inc. for approximately $12.3 million in cash, which Imo used to reduce bank debt.

The sale is part of Imo's previously announced divestiture of its Electro-Optical Systems business. Included in the transaction is the assumption of certain liabilities by Thermo Instrument Systems, and Imo retains ownership of a building in the Netherlands that it intends to sell.

Thermo Instrument Systems, based in Santa Fe, New Mexico, is a public subsidiary of Thermo Electron Corporation.

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